EXHIBIT 10.1
AMENDED AND RESTATED BUSINESS SERVICES AGREEMENT
          AMENDED AND RESTATED BUSINESS SERVICES AGREEMENT (this “Agreement”), dated as of September 25, 2006, between EBS Master LLC, a Delaware limited liability company (“Master LLC”), ENVOY CORPORATION, a Delaware corporation (“Envoy”), and WEBMD HEALTH CORP., a Delaware corporation (“WebMD”).
          WHEREAS, WebMD, Envoy, Emdeon Corporation, a Delaware corporation (“Emdeon”), and Emdeon Practice Services, Inc., a Delaware corporation (“Practice Services” and, collectively with Envoy, WebMD and Emdeon, the “Original Parties”), previously entered into that certain Business Services Agreement (the “Original Agreement”), dated as of January 31, 2006;
          WHEREAS, the Original Parties and ViPS, Inc., a Maryland corporation (“ViPS”), (i) have permitted the withdrawal of Emdeon from the Original Agreement, (ii) have amended and restated the Original Agreement as it relates to WebMD and Practice Services into a separate agreement between WebMD and Practice Services dated as of August 7, 2006, and (iii) desire to amend and restate the Original Agreement as it relates to WebMD and Envoy into a separate restated and amended agreement as it relates to WebMD and Envoy, and which agreement (with Master LLC), is as set forth herein;
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Envoy, and WebMD hereby agree to amend and restate the Original Agreement as between Envoy and WebMD to read as follows:
     SECTION 1. Clinical Applications
          (a) Envoy provides, and may develop and/or acquire in the future during the term of this Agreement, online products and services that provide clinical measures of physicians, hospitals and other providers (collectively “Clinical Applications”), including but not limited to, for example, WebMD’s Select Quality Care® Products, ViPS’ MCS Source, MedMeasures, and Prism suite of products, and which may include the benefit of the clinical rules supporting these applications..
          (b) Products Utilizing Clinical Applications. During the term of this Agreement, Envoy will not license or provide Clinical Applications other than through WebMD as provided herein. The pricing pursuant to which WebMD will make the Clinical Applications available to an Envoy customer as provided in this Section 1(b) or 1(c ) will be as provided in

Section 3(a). The parties acknowledge that based on client preferences, the Clinical Applications may be accessible through channels in addition to WebMD properties (i.e., client websites, etc).
          (c) Right of First Refusal. To the extent that Envoy identifies in its business a need for a Clinical Application in order to support a business requirement related to the marketing of its core services to a client or potential client, Envoy will first present WebMD with the opportunity to meet Envoy’s requirement for the Clinical Application for such client or potential client with written notice of the terms and specifications and requirements for the External Clinical Quality Application. WebMD will notify Envoy within thirty (30) days of receipt of Envoy’s written notice as to whether or not it elects to provide the Clinical Application for such client or potential client. If WebMD elects to provide the Clinical Application, WebMD will provide specifications for the applicable Clinical Application consistent with the Envoy proposed specifications together with a reasonable schedule for delivery of the Clinical Application, on a basis consistent with Envoy’s business requirements, and Envoy agrees that WebMD shall be the provider of such Clinical Application. If WebMD elects not to provide the Clinical Application, or after electing to do so and providing a reasonable delivery schedule and specifications, fails to substantially comply with such schedule and specifications (after written notice and a thirty (30) day opportunity to cure such failure), Envoy may pursue that opportunity for such client or potential client through a third party or on its own, on substantially the same terms as discussed with WebMD. Envoy will keep WebMD apprised of its marketing efforts related to Clinical Applications. Notwithstanding the foregoing, WebMD will be permitted to develop, sell and provide its own services in this area or license and work with third parties for such services. If WebMD delivers a Clinical Application pursuant to this Section 1(c ), it will not be required to deliver updates to such Application or create substantially similar applications at the request of Envoy (and Envoy may not make such request) more frequently than WebMD makes such updates available to its customers generally (ie, once per year).
     SECTION 2. Consumer Directed Applications
          (a) Licensing and Provision through WebMD. Envoy agrees that applications, tools, products and/or services that are directed through an online means to individual consumers, patients, or health plan members, as end users, including those providing a patient or member view of the potential cost of care or financial responsibility for individual medical and/or drug claims (collectively, “Consumer Directed Applications”) will be licensed and/or provided by WebMD, except as otherwise provided or permitted in this Section 2, and Envoy agrees that so long as this Agreement is in effect Envoy will not market, offer, license or provide Consumer Directed Applications except through WebMD as provided herein or otherwise expressly provided herein. The parties acknowledge that Consumer Directed Applications include, but are not limited to, applications and tools that are directed to individual consumers, plan members or patients to assist such persons in (a) communicating with, or viewing information from, providers, (b) communicating with, or viewing information from, payers, (c) making informed benefit, provider and/or treatment choices, through access to content, personal health records, plan comparison tools, benefit comparison tools, cost treatment indicators, calculators, and/or other tools, or (d) managing and utilizing consumer directed health plans and the related other health savings and other consumer directed accounts. For the avoidance of doubt, notwithstanding anything to the contrary in this Section 2, in the event that pursuant to a client request in connection with the marketing by Envoy of its core services,

Envoy is required to support a consumer directed application provided by one of its health plan customers to such customer’s member base by furnishing such customer claims data for integration with such customer’s consumer directed application, Envoy will use reasonable commercial efforts to promote the WebMD consumer directed application in place of such consumer directed application, and if after good faith attempts to promote and deliver the WebMD application, Envoy is unsuccessful in delivering the WebMD application and is at risk for not obtaining the client’s business related thereto as a result of a failure to integrate with such customer’s consumer directed application, Envoy will be permitted to proceed to integrate with such consumer directed application, so long as Envoy receives only its reasonable costs for providing such support, and to the extent the consumer directed application is provided by a third party, Envoy does not receive any remuneration related thereto. In addition, notwithstanding anything to the contrary, nothing in this Section 2 shall preclude or restrict Envoy from continuing to provide patient access to patient statements electronically through third party websites (that are not competitive to WebMD) for viewing and payment as currently conducted pursuant to ExpressBill’s existing relationships with Internet Payment Exchange, Inc. and Verus, Inc.
          (b) Right of First Refusal. To the extent that Envoy identifies in its business a need for a Consumer Directed Application in order to support a business requirement related to the marketing of its core services to a client or potential client, Envoy will first present WebMD with the opportunity to meet Envoy’s requirement for the Consumer Directed Application for such client or potential client with written notice of the terms and specifications and requirements for the Consumer Directed Application. WebMD will notify Envoy within thirty (30) days of receipt of Envoy’s written notice as to whether or not it elects to provide the Consumer Directed Application for such client or potential client. If WebMD elects to provide the Consumer Directed Application, WebMD will provide the specifications for the applicable Consumer Directed Application consistent with the proposed Envoy specifications together with a reasonable schedule for delivery of the Consumer Directed Application, on a basis consistent with Envoy’s business requirements, and Envoy agrees that WebMD shall be the provider of such Consumer Directed Application. If WebMD elects not to provide the Consumer Directed Application, or after electing to do so and providing a reasonable delivery schedule and specifications, fails to substantially comply with such schedule and specifications (after written notice and a thirty (30) day opportunity to cure such failure), Envoy may pursue that opportunity for such client or potential client through a third party or on its own, on substantially the same terms as discussed with WebMD. Envoy will keep WebMD apprised of its marketing efforts related to Consumer Directed Applications. If WebMD delivers a Consumer Directed Application pursuant to this Section 2(b), it will not be required to deliver updates to such Application or create substantially similar applications at the request of Envoy (and Envoy may not make such request) more frequently than WebMD makes such updates available to its customers generally (i.e., once per year).
          (c) Identified Consumer Directed Applications. The parties have identified several Consumer Directed Applications described in this Section 2(c ) that the parties have agreed to work expeditiously and in good faith to develop and implement in a manner that meets the parties reasonable expectations. The parties will establish mutually agreed upon reasonable development plans and timelines regarding these products. These products are as follows:

     (i) Patient Cost of Care CDA. The parties have identified a potential Consumer Directed Application which may provide information to an individual plan member, employee or patient regarding the potential cost of care or financial responsibility for individual medical and/or drug claims. Subject to the provisions of Section 1(d) below, the parties agree that Envoy will supply WebMD with data and information, including eligibility/health benefit information and other data relevant to developing this Consumer Directed Application which will assist patients and plan members in understanding financial liability for specific services from specific providers based on the patient’s or plan member’s specific plan design and deductible. Envoy agrees that any Consumer Directed Application that provides individual patient financial information to the individual plan member or patient will be provided and delivered by WebMD, rather than Envoy, and during the term of the Agreement Envoy will not market, offer or make any such product available itself or through a third party other than through WebMD as provided in Section 2(b). Subject to the terms of this Agreement, the parties acknowledge that based on client preferences such product may be accessible through channels other than WebMD properties (i.e., client websites, provider websites, etc.).
     (ii) Patient Financial Record Application. The parties have identified a potential Consumer Directed Application referred to as the Patient Financial Record (the “PFR”). The PFR will enable individual patients and plan members to (a) download, understand and reconcile all of their EOBs by doctor, by plan year and in relation to various deductibles (individual vs. family, medical vs. dental, etc.); (b) self input and track other healthcare expenditures; and (c) manage preferences with respect to the order of deducting funds from HSSA, HRA, FSA, credit and debit accounts. Subject to the provisions of Section 1(d) below, the parties agree that Envoy shall populate WebMD’s PFRs with data from its healthcard and paper programs and its other businesses, which hold personal financial information. In addition, healthcard programs will be linked to WebMD’s PFRs and integrate data to and from WebMD’s Personal Health Record. Envoy agrees that the Consumer Directed Application described herein will be provided and delivered by WebMD, rather than Envoy, and during the term of the Agreement, Envoy will not market, offer or make any such product available itself or through a third party other than through with WebMD as provided in Section 2(b). Subject to the terms of this Agreement, the parties acknowledge that based on client preferences such product may be accessible through channels other than WebMD properties (i.e., client websites, provider websites, etc.).
     (iii) Identified Patient Toolset Application. WebMD provides decision support tools ands services that support consumer directed health plans and health savings accounts on behalf of plan members, employees and patients, including a retirement health cost care and HSA planner, cost estimator and expense alerts (collectively “Patient Toolsets”). Envoy agrees that the Consumer Directed Application described herein will be provided and delivered by WebMD, rather than Envoy, and during the term of the Agreement, Envoy will not market, offer or make any such product available itself or through a third party other than through WebMD as provided in Section 2(b). Subject to the terms of this Agreement, the parties acknowledge that based on client preferences such product may be accessible through channels other than WebMD properties (i.e., client websites, provider websites, etc.).
     (iv) Provider Messaging. In order to support a business requirement related to the delivery of its core services Envoy is contemplating delivery of applications which may enable messaging to and from the provider. Envoy agrees that, if and only if implemented by Envoy, WebMD shall have the right to access this capability to send communications, at no charge to WebMD. To the extent that Envoy charges for its service, WebMD will be provided the most favorable rates offered third parties for such service In addition to its other obligations in the Agreement, Envoy will not work on such applications with entities that are competitive to WebMD which provides online services and websites through general consumer online services and portals (including but not limited to yahoo.com, msn.com and about.com), online health management application providers and other high traffic websites that include healthcare and non-healthcare related content and services, and more specialized health care related providers of online services, tools and applications for health care audiences, such as iVillage.com, drugs.com and realage.com, as such list may be updated by WebMD from time to time.
     (v) Health Record Integration. Envoy acknowledges that during the term of the Agreement, WebMD’s PHR Product will be the only PHR Product offered by Envoy to the extent necessary to support a business requirement related to Envoy’s core services For purposes of the Agreement, the term “PHR Product” shall mean any personal health record application on behalf of an individual patient or plan member, or any other service, product or application on behalf of an individual plan member or patient that holds personally identifiable information regarding an individual, provided however that the parties acknowledge that a PHR shall not include an electronic medical record held by a physician or a hospital. Notwithstanding anything to the contrary provided herein, this provision is not intended to prohibit transfer of data or integration on a provider-to-provider basis.
          (d) Data Provision. Envoy agrees that, subject to applicable law, Envoy will make available to WebMD the information collected by Envoy through its products and services for purposes of enabling WebMD to engage in and support its products and services referred to in this Agreement, including but not limited to provider, patient or third party data (such data will also include plan affiliation information at the provider level), and the parties will work in good faith to develop specifications and protocols for the delivery of such data, provided that such information provided to WebMD by Envoy will not be resold by WebMD to healthcare providers or payers outside of a product or service application. To the extent that consent of any provider, patient or other third party is necessary to provide such data to WebMD, Envoy agrees to work in good faith to obtain all such necessary consents during the term of the Agreement. After the termination of the Agreement, WebMD shall have the right to continue to receive such information for its products and services which include this data, except to the extent that any applicable consent has been revoked or is no longer otherwise effective; provided however that upon termination of the Agreement, upon written notice to Envoy by WebMD within thirty (30) days after termination, WebMD shall have the right to continue to receive such information for any of its products and services which include such information (but subject to the exceptions in this sentence) for up to five years after such termination of the Agreement, at a mutually agreeable price consistent with pricing to similarly situated purchasers for similar information products at comparable volume/commitment levels (and to the extent that the parties are unable to mutually agree upon such a price, the arbitrators in Section 10 shall be used to determine such price) . Each party shall perform its activities hereunder in compliance with all applicable laws, rules, and regulations. From and after the Effective Date, the parties shall meet annually or as otherwise reasonably requested by the other party to discuss any potential impact HIPAA or other applicable federal, state, local or other laws, rules or regulations, however designated and in each case which become effective after the date hereof (collectively, “Applicable Law”), may have on this Agreement. In the event a party believes that any Applicable Law would reasonably be expected to adversely affect this Agreement, such party shall promptly notify the other party in writing. Individuals designated by each party shall meet in person or by telephone as frequently as may be necessary to determine any modifications that are necessary to resolve such compliance issues. If such designated individuals cannot resolve such compliance issues within thirty (30) days after the initial written notice, the issue shall be referred to the highest ranking officers of each party. In connection with any compliance issue, the parties agree at all times to negotiate a resolution in good faith and to use commercially reasonable efforts to make such modifications as may be necessary to comply with Applicable Laws. The parties acknowledge and agree that it is the intent of the parties to preserve the relationship contemplated by this Agreement.
          (e) Applicability to Master LLC. The terms, conditions, obligations and restrictions in this Agreement applicable to Envoy shall also apply to Master LLC and Envoy’s subsidiaries to the same extent as applicable to Envoy.
     SECTION 3. Fees and Payment
          (a) Contracting/Payment for Clinical Applications and Consumer Directed Applications. The parties agree that the preferred manner in which Clinical Applications and Consumer Directed Applications will be delivered by WebMD pursuant to Sections 1 and 2 above shall be through WebMD contracting directly with the third party using such applications, and Envoy will not be a party to such agreement. However, the parties recognize that the circumstances in each such case may require different means of contracting, such as through Envoy instead of WebMD, depending upon the particular application provided, and the parties will work in good faith in each such case to mutually agree upon the manner in which contracting for the Clinical Application or Consumer Directed Application with the third party will be handled, however, the parties expect that the standard form of agreements used by WebMD for its customers may serve as the basis of contracting so as to facilitate such process, and if a standard agreement is used, WebMD will supply such form within two (2) business days. With respect to pricing, the parties agree that if WebMD is required to incur development or customization costs in the delivery of a Clinical Application or Consumer Directed Application, WebMD shall be reimbursed for its full costs incurred by WebMD in developing or customizing the Clinical Application or Consumer Directed Application, including its direct costs incurred, such as labor costs and materials, and an appropriate allocation of indirect costs, such as allocations for rent, utilities, and corporate overhead, etc. In addition, the parties will mutually agree upon a reasonable price for such product to be charged to Envoy or the customer, as the case may be, and any royalty commission to be paid to Envoy if WebMD contracts directly with the customer. In situations in which the Clinical Application or Consumer Directed Application

to be provided by WebMD is substantially identical to products offered by WebMD, the pricing for such product should serve as an indicator of the price for the Clinical Application or Consumer Directed Application provided by WebMD and the price shall be generally consistent with pricing provided to other similarly situated customers for the same product offering for the same volume/commitment levels. The parties agree that if they are unable to mutually agree upon a price for a Clinical Application or Consumer Directed Application, the arbitrators referred to in Section 10 shall be used to determine such pricing. If development fees are payable by Envoy to WebMD regarding such Application prior to completion of such Application, WebMD agrees that if it terminates the Agreement pursuant to Section 4(c) before the completion and delivery of such Application, WebMD will refund such development fees that have been paid by Envoy.
          (b) Calculation of Payments. Payments due hereunder are exclusive of any applicable taxes. “Net Sales” shall mean revenue obtained from the sale or license of the applicable product, less deductions from gross sales for credits, returns, allowances and other customary discounts, but does not include bad debts. Any royalties or commissions paid on Net Sales that are subsequently refunded or rebated for any reason shall be repayable, and may be deducted from any current or future royalties or commissions payable. Royalty and commission payments will be made quarterly within thirty (30) days following the end of each quarter. Interest shall be payable on all late payments in the amount of 1% per month until paid. Each party will keep accurate records, which are sufficient to calculate all payments due to the other party and will provide such records to the other party upon request.
     SECTION 4. Term; Termination
          (a) Initial Term. The term of this Agreement shall commence on the date hereof and shall remain in effect for a period of five (5) years from the Effective Date, unless sooner terminated in accordance with the provisions of Section 4(b) , 4(c) or 4(d). For purposes of this Agreement, the Effective Date shall mean the closing of the transactions contemplated by the Agreement and Plan of Merger among Emdeon, Master LLC, EBS Holdco, Inc., MediFax-EDI Holding Company, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co. Notwithstanding termination of this Agreement, after termination of this Agreement, each party shall continue to pay any royalty or commissions due hereunder relating to a sale contracted during the term of the Agreement, but provided after termination, but in no event shall such royalty or commission be payable more than one (1) year after termination of this Agreement, except as may be provided by the terms of a product offering provided under the last sentence of Section 4(c).
          (b) Termination for breach. In the event either party materially breaches this Agreement and fails to cure such breach within ninety (90) days following receipt of written notice describing in reasonable detail the facts and circumstances concerning the breach, the other party may terminate this Agreement. Notwithstanding the foregoing, if either party alleges a breach of this Agreement by the other party and such other party disputes such allegations of breach, the party alleging breach agrees to comply with the terms of this Agreement until such dispute is resolved by the parties or by a determination through arbitration as provided in Section 10 without prejudice to all remedies available to WebMD, provided that this provision is not intended to prevent WebMD from exercising its right to terminate this Agreement in accordance with the provisions of Section 4(c) subject to the second sentence of Section 4(c).
          (c) Termination by WebMD. At any time during the term of this Agreement, upon thirty (30) days written notice, WebMD may, in its sole discretion and with or without cause, terminate (i) the Agreement and/or (ii) the provisions of Section 1 and 2 above. In the event that WebMD delivers a Clinical Application or Consumer Directed Application to Envoy pursuant to this Agreement, notwithstanding any termination of this Agreement by WebMD pursuant to the preceding sentence, WebMD will continue to make such application available to for the Initial Term of this Agreement (i.e., five years from the Effective Date), unless the WebMD has negotiated and agreed in writing on a different term for the use of such application at the time WebMD provides such application.
          (d) Termination by Envoy. In the event that WebMD enters a “Competitive Business,” Envoy shall have the right during the sixty (60) day period after it becomes aware that Envoy has entered a “Competitive Business” to terminate this Agreement upon written notice to WebMD, provided that WebMD does not cease to be engaged in such Competitive Business within such sixty (60) day period. For purposes of this Section 4(d), WebMD has entered a “Competitive Business” if WebMD becomes engaged, as one of its principle business lines, in the operation of (i) an electronic data interchange (“EDI”) clearinghouse, substantially similar to the EDI clearinghouse operated by Envoy as of the date hereof for the electronic routing of healthcare claims, eligibility verification requests, electronic remittance advices, between healthcare providers and payers for purposes of reimbursement, or (ii) the provision (ie, printing and mailing) of paper invoices and statements as currently conducted by the ExpressBill subsidiary of Envoy, or (iii) the provision (ie, printing and mailing) of paper checks and EOBs as currently conducted by the ABF Advanced Business Fulfillment, LCC subsidiary of Envoy. For avoidance of doubt, if WebMD enters a business in which the routing or provision of such transactions is incidental (for example, in connection with physician e-visits), such business shall not be deemed to be a Competitive Business. In addition, notwithstanding anything to the contrary contained in this Section, (i) WebMD may own, directly or indirectly, an interest in a Competitive Business if the interest in the Competitive Business was acquired, directly or indirectly, through purchase, merger, or otherwise, along with another business and WebMD divests itself of the interest in the Competitive Business as promptly as reasonably practicable and, in any event, within two years after consummating the acquisition thereof, and (ii) Envoy and Master LLC acknowledge that WebMD may provide services to or receive from entities that may be engaged in Competitive Businesses, in each case on an arm’s length basis, and in no event shall the providing or receiving of such services in and of itself be deemed to be a Competitive Business.
     SECTION 5. Confidential Information
          (a) Definition. “Confidential Information” means any confidential, trade secret or other proprietary information disclosed by one party to the other under or in connection with this Agreement, except for information that: (i) is already known to the receiving party without an obligation of confidentiality at the time received from the disclosing party, (ii) is developed by the receiving party independent of the other party’s Confidential Information; (iii) is obtained from a source other than the disclosing party not known to be subject to an obligation of confidentiality and without breach of this Agreement; (iv) is in the public domain when received, or thereafter enters the public domain through no fault of the receiving party; (v) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that, before making such disclosure, the receiving party shall give the disclosing party an adequate opportunity to interpose an objection or take action to assure confidential handling of such Confidential Information. Each party acknowledges that the other’s customer list is the Confidential Information of such other party and shall only be used by such party as provided by the terms of this Agreement. As between WebMD and Envoy, WebMD shall own all right, title and interest in any Clinical Application or Consumer Directed Application provided pursuant to the provisions of Section 1 or 2 above. Nothing in this Agreement shall prohibit WebMD from developing any Clinical Application or Consumer Directed Application independent of Envoy.
          (b) Restrictions on Use. The receiving party shall: (i) not disclose the Confidential Information to any third party, other than its employees, agents or independent contractors who are bound, in writing, by similar confidentiality obligations and who have a need to know such Confidential Information, (ii) not use the Confidential Information in any fashion except for purposes of performing this Agreement, and (iii) take steps consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of the Confidential Information.
          (c) Personal Data. In the performance of this Agreement, Envoy and WebMD and their employees, subcontractors, and other agents may have access to certain Confidential Information of each other’s respective clients referred to as “Individual Information”. Individual Information includes, but is not limited to, information which, in coded or uncoded format, in whole or in part, relates to patient records or any patient identifiable information, dependents or physicians, including, without limitation, their respective names, addresses, zip codes, social security numbers, drug or medical claims data, or other personal data. Such information may only be used by a party as permitted by the terms of this Agreement.
          (d) Termination. Subject to the terms of this Agreement and to applicable law, upon the termination or expiration of this Agreement, the parties shall promptly return or destroy all Confidential Information of the other and not retain any copies of the Confidential Information of the other party.
     SECTION 6. Cooperation
     During the term of this Agreement and for a period of three (3) years after termination for any reason, each party shall have the right upon prior notice, and no more than one (1) time in each calendar year, to inspect any books, records and files maintained by the other party relating to services under this Agreement in order to verify that the other party has complied with its obligations under this Agreement as they relate to payment of fees, royalties and/or commissions, and as they relate to the confidentiality provisions of Section 5 above. Neither party shall destroy or permit the destruction of (without first having offered to deliver to the other party) any such books, records and files for the time period during which they would be required to retain such books, records or files by applicable law. Envoy and WebMD shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter affecting the potential liability of either Envoy or WebMD hereunder or with respect to any governmental authority. Such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any inquiry, audit, investigation or dispute, any litigation or any other matter requiring any such books, records, information, officers or employees for any reasonable business purpose. The party requesting or otherwise entitled to any books, records, information, officers, or employees pursuant to this Section shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees. The parties will develop mutually acceptable reporting of activities under this Agreement.
     SECTION 7. Disclaimers
          (a) IN NO EVENT SHALL WEBMD OR ITS SUPPLIERS OR LICENSORS BE LIABLE UNDER ANY THEORY OF LIABILITY, HOWEVER ARISING, FOR ANY COSTS OF COVER OR FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF ENVOY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          (b) EXCEPT IN CONNECTION WITH ITS INDEMNIFICATION OBLIGATIONS HEREUNDER OR ITS ROYALTY OR COMMISSION OBLIGATIONS, WEBMD’S AGGREGATE LIABILITY FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION IN ANY WAY RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EITHER JOINTLY OR SEVERALLY, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000) IN ANY CALENDAR YEAR. THIS SECTION REFLECTS AN ALLOCATION OF RISK BETWEEN THE PARTIES, IS NOT A PENALTY, AND SHALL BE EXCLUSIVE. THIS SECTION SHALL APPLY DESPITE ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY OR REMEDY.
          (c) WEBMD REPRESENTS THAT ANY CLINICAL APPLICATIONS OR CONSUMER DIRECTED APPLICATIONS PROVIDED TO ENVOY PURSUANT TO THIS AGREEMENT SHALL CONFORM TO THE SPECIFICATIONS PROVIDED BY WEBMD WITH SUCH APPLICATIONS. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, NEITHER COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (A) REGARDING THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF ITS RESPECTIVE APPLICATIONS; OR (B) THE AMOUNT OF SALES THAT MAY BE GENERATED FROM THE OTHER’S APPLICATIONS. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATIONS THAT THE OTHER’S USE OF ITS SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. THE EXPRESS WARRANTIES IN THIS SECTION 7(c) ARE IN LIEU OF ALL OTHER WARRANTIES BETWEEN THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED.
     SECTION 8. Indemnity
          WebMD will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against Envoy brought by a third party to the extent that the action is based upon a claim that any Clinical Application or Consumer Directed Application provided by WebMD, when used in accordance with this Agreement, infringes any proprietary right of any third party, and WebMD will pay those costs and damages finally awarded against Envoy (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that WebMD shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such Clinical Application or Consumer Directed Application in violation of this Agreement, or (b) any use of such Clinical Application or Consumer Directed Application in conjunction with any product, data, service, hardware or software not expressly contemplated to be used in conjunction with such tools. If Envoy’s use is enjoined by reason of an infringement claim, WebMD’s sole obligation shall be to either (i) procure the right for Envoy to continue using the Clinical Application or Consumer Directed Application, (ii) replace or modify the components of the Clinical Application or Consumer Directed Application subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to Envoy the commissions paid for access to such Clinical Application or Consumer Directed Application. The foregoing states the entire liability of WebMD with respect to any infringement claims and Envoy hereby expressly waives any other such liabilities.
     SECTION 9. Insurance
     Each party will maintain in effect during the term of this Agreement, insurance with at least the following limits:
•	Workman’s Compensation with at least statutory limits;

•	Employer’s Liability Insurance with limits of not less than statutory limits (except in states in which there are no statutory limits for Employer’s Liability Insurance, then with limits of not less than $1,000,000 each accident, $1,000,000 disease per each employee, and $1,000,000 disease policy limit);

•	Commercial General Liability Insurance (including, broad form contractual liability coverage for it’s obligations under this Agreement) with limits of not less than:

—	Bodily Injury	$1,000,000 per occurrence, and
$2,000,000 in the aggregate, and
—	Property Damage	$1,000,000 per occurrence, and
$1,000,000 in the aggregate; and

•	Excess/Umbrella Liability with limits of not less than $3,000,000 per occurrence and $3,000,000 in the aggregate.
     The aggregate minimum limits set forth above are per policy; provided however, that each policy shall not have a term longer than eighteen (18) months. Each party agrees to provide the other with a Certificate of Insurance evidencing the coverage required in this Section upon the other’s written request. All such policies and certificates of insurance shall also require that the insurer give the other party not less than thirty (30) calendar days’ advance written notice of any cancellation in insurance coverage Each party must also provide the other with thirty (30) calendar days’ prior written notice of any non-renewal of the insurance coverage, cancellation of any insurance coverage, material change in the insurance policies, and/or reduction in limits.
     SECTION 10. Miscellaneous
          (a) Existing Third Party Agreements. Nothing in this Agreement is intended to require either party to terminate existing contractual relationships with any third party, and such agreements shall remain in effect on the terms and conditions in existence as of the date hereof.
          (b) Specific Performance. The parties hereby acknowledge and agree that the rights of WebMD hereunder are of a special character which gives them a particular value, for the loss of which WebMD cannot be reasonably or adequately compensated in damages in any action at law, and that a breach of this Agreement by Envoy or Master LLC will cause WebMD immediate and irreparable injury and damage. Envoy and Master LLC therefore expressly agree that, in the event of a breach or threatened breach of this Agreement or any part hereof by Envoy or Master LLC, WebMD shall at its discretion, be entitled to injunctive and other equitable relief against Envoy or Master LLC, including the relief of injunction and specific performance, to end or prevent such breach and to secure enforcement of this Agreement without posting bond or the need to prove actual damages. Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which WebMD may have for damages or otherwise.
          (c) Amendments. Amendments to this Agreement shall be in writing and must be signed by both parties to be effective.
          (d) No waiver. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (e) Notice Generally. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 10(e)):

If to Master LLC:
c/o Envoy Corporation
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel
If to Envoy:
Envoy Corporation
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel
If to WebMD:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Attn: General Counsel
or at such other address as may be substituted by notice given as herein provided.
          (f) Successors and Assigns. No party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. In addition, in the event of any sale, transfer, change of control or other disposition, restructuring or reorganization of Master LLC or Envoy or their businesses (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure) to a third party, Master LLC, Envoy and their businesses shall continue to be subject to the obligations applicable to it and its business under this Agreement. This Agreement shall remain in effect in accordance with its terms regardless of the percentage ownership, if any, that Emdeon holds of WebMD, and regardless of any sale, transfer, change of control or other disposition, restructuring or reorganization of Emdeon or WebMD or any of their respective businesses (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure.
          (g) No Third Party Beneficiaries. No person other than the parties hereto and their successors and permitted assigns are intended or shall be deemed to be a beneficiary of this Agreement.
          (h) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

          (i) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     (i) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any difference or dispute hereunder that requires resolution. Envoy and WebMD shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (ii) of this Section 10(i) to resolve such matter, which the parties agree is the sole and exclusive procedure for any such dispute, except as otherwise provided therein. All offers, promises, negotiations, conduct and/or statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (i) by any of the parties, their agents, employees, experts and/or attorneys are, and shall be deemed, confidential, and made executed and delivered solely for the purposes of settlement or compromise, and inadmissible for any purpose, including, without limitation, impeachment, in any arbitration or other proceeding involving the parties or any third parties, or in any court or forum whatsoever, provided however that the use of a statement or information as contemplated in a settlement under this Paragraph (i) that would be admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of such use.
     (ii) The following process shall be followed if, and after, the informal procedures in Paragraph (i) above do not result in a resolution of the matter. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively, a “Claim”), shall be determined by binding arbitration in New York, New York before three arbitrators. The arbitration shall be administered (including selection of the arbitrators) by JAMS (www.jamsadr.com) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction permitted under the terms of this Section 10(i). In the event of any Claim under this Agreement or the enforcement of any right under this Agreement by either party, regardless of which party prevails, each party hereby agrees that it shall be responsible for all its own costs and expenses relating thereto, including the reasonable attorneys fees and expenses of attorneys and other professionals it may retain. The parties hereby agree to submit to the exclusive personal and subject matter jurisdiction and to the venue of the Supreme Court of the State of New York, County of New York, for all purposes associated with this Agreement, including the agreement to arbitrate, enforcing the agreement to arbitrate, and seeking provisional relief pending award and entering judgment upon the award. Nothing contained in this Section shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award. Notwithstanding the provisions of Section 10, either party may pursue any provisional remedy (including but limited to preliminary injunctive relief) to either restrain or mandate certain conduct in the courts designated in this Section. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in this Section pending the determination and award in the arbitration proceeding. If JAMS is no longer available or is unwilling to accept the designation provided hereunder, the parties shall mutually agree upon a substitute professional neutral administrator to replace JAMS.
               (j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
               (k) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
               (l) Independent Contractors. The parties hereto are independent contractors engaged in the operation of their own respective business. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this agreement shall be construed to establish a relationship or joint venturers between the parties.
               (m) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
               (n) Further Assurances. Each party will use reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
               (o) Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

     IN WITNESS WHEREOF, Envoy and WebMD have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENVOY CORPORATION

By:	/s/ Charles A Mele

	Name:	Charles A. Mele
	Title:	Executive Vice President

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

EBS MASTER LLC
By: EBS Holdco, Inc., its sole member

By:	/s/ Charles A Mele

	Name:	Charles A. Mele
	Title:	Executive Vice President
ACKNOWLEDGEMENT
     The undersigned hereby acknowledges receipt of this Agreement and, by signing below, hereby consents to the amendment and restatement of the Original Agreement, as set forth herein.

EMDEON CORPORATION

By:	/s/ Charles A Mele

	Name:	Charles A. Mele
	Title:	Executive Vice President

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